Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES FIRST QUARTER FISCAL YEAR 2011 FINANCIAL RESULTS

— First quarter record revenue of $78.5 million up 20% — Record GMV of $126.8 million up 35% -

Record adjusted EBITDA of $11.1 million up 31% — Adjusted EPS of $0.17 up 21%

WASHINGTON — February 3, 2011 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its first quarter of fiscal year 2011 (Q1-11) ended December 31, 2010.  Liquidity Services, Inc. provides business and government clients and buying customers transparent, innovative and effective online marketplaces and integrated services for surplus assets.

Liquidity Services, Inc. (LSI or the Company) reported consolidated Q1-11 record revenue of $78.5 million, an increase of approximately 20% from the prior year’s comparable period.  Adjusted EBITDA, which excludes stock based compensation and acquisition costs, for Q1-11 was a record $11.1 million, an increase of approximately 31% from the prior year’s comparable period.  Q1-11 Gross Merchandise Volume (GMV), the total sales volume of all merchandise sold through the Company’s marketplaces, was a record $126.8 million, an increase of approximately 35% from the prior year’s comparable period.

Net income in Q1-11 was $1.4 million or $0.05 diluted earnings per share.  Adjusted net income, which excludes stock based compensation and acquisition costs — net of tax, in Q1-11 was $4.8 million or $0.17 diluted earnings per share based on 28.3 million fully diluted shares outstanding, an increase of approximately 25% and 21%, respectively, from the prior year’s comparable period.

Net income and adjusted net income for Q1-11 were adversely affected by an increase in the Company’s expected effective income tax rate, which was communicated during our last earnings announcement and in our fiscal year 2010 Form 10-K, from approximately 46% to 50%.  The Company estimates that its fiscal year 2011 effective tax rate will be approximately 50%, which is an increase from the estimated 46% as a result of the increased estimate of the fair value of the earn-out at the time of the Network International acquisition from $2.8 million, out of a possible total earn out payment of $7.5 million, to $7.5 million. Upon review of the estimate as of December 31, 2010, LSI determined that the operating results of Network International are exceeding original estimates significantly, and have estimated that the full $7.5 million earn out payment is likely based on the last six months of operating history and estimates for the next 12 months. Therefore, the Company recorded an additional liability of $4.7 million as of December 31, 2010 and reflected this increase in the statement of operations for the three months ended December 31, 2010, which is not deductible against U.S. taxable income. This is in accordance with new authoritative guidance related to business combinations issued by the FASB in December 2007, which LSI adopted for fiscal year 2010.

The Company estimates that its subsequent year’s effective income tax rate will be approximately 46%, which is comprised of (1) approximately 35% for federal taxes; (2) approximately 8% for state taxes, which combined approximates the Company’s cash tax rate of 43%; and (3) approximately 3% for book and tax differences including stock based compensation expenses, primarily related to employee stock options, which are currently expensed in the financial statements but are not deductable for tax purposes until they are exercised.

Operating cash flow was $6.8 million during Q1-11, an increase of approximately 83% from the prior year’s comparable period.

“LSI reported record results for GMV and Adjusted EBITDA in Q1-11 with GMV, adjusted EBITDA and adjusted diluted earnings per share all exceeding our guidance range. Record GMV results were driven by growth in the volume of capital assets sales across our commercial and government clients and benefited from improved merchandising, penetration of existing clients and expanding market share. As more commercial and government sellers have discovered the efficiency of our online marketplaces this has helped generate strong financial results for our shareholders, exemplified by our adjusted EBITDA of $40.1 million and operating cash flow of $35.0 million over the last 12 months. By continuing to invest in growing our e-commerce business we intend to capture a significant share of large, highly fragmented markets, both in the commercial and public sector, while having a positive impact on our clients’ financial and environmental sustainability initiatives.” said Bill Angrick, Chairman and CEO of LSI.

– more –

Business Outlook

While we are pleased with our overall recent results, our outlook remains cautious due to the economic environment and its impact on the retail supply chain and margins in our commercial business. We are in a period of economic uncertainty and we believe changes in consumer spending patterns may impact the volume and value of goods sold in our commercial retail goods marketplaces resulting in lower than optimal margins. Additionally, during fiscal year 2011 we expect to fund major upgrades in our technology infrastructure to support further integration of our existing businesses and online marketplaces. In the longer term, we expect our business to continue to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces, (ii) as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative technology solutions and demonstrated financial strength, we expect our seller base to increase.  As we improve operating efficiencies and service, we expect our competitive position to strengthen.

The following forward looking statements reflect trends and assumptions for the next quarter and FY 2011:

(i)                                     stable commodity prices in our scrap business;

(ii)                                  stable average sales prices in our capital assets marketplaces;

(iii)                               continued pricing pressure from buyers in our retail goods marketplaces resulting in lower than optimal margins;

(iv)                              an effective income tax rate of 50%;

(v)                                 improved operations and service levels in our commercial business; and

(vi)                              improved operations and service levels in our U.K. business.

Our results may also be materially affected by changes in business trends and our operating environment, and by other factors, such as, investments in infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap Contract with the Department of Defense (DoD) includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract and have assumed for purposes of providing guidance regarding our projected financial results for fiscal year 2011 that we will again receive this incentive payment.

GMV — We expect GMV for fiscal year 2011 to range from $480 million to $520 million, which is an increase from our previous guidance range of $465 million to $505 million.  We expect GMV for Q2-11 to range from $115 million to $125 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2011 to range from $43 million to $45 million, which is an increase from our previous guidance range of $40 million to $44 million.  We expect Adjusted EBITDA for Q2-11 to range from $8.0 million to $10.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2011 to range from $0.66 to $0.74, which is unchanged from our previous guidance as a result of an increase in our effective income tax rate from 46% to 50%.  In Q2-11, we estimate Adjusted Earnings Per Diluted Share to be $0.10 to $0.14.  This guidance reflects the recent impact of our stock repurchase program under which we repurchased 229,575 shares for approximately $3.5 million, during the prior quarter, however it does not assume that we will continue to repurchase shares with the approximately $8.1 million yet to be expended under the program.

Our guidance adjusts EBITDA and Diluted EPS for acquisition costs and for the effects of FAS 123(R), which we estimate to be approximately $2.2 million to $2.4 million per quarter for fiscal year 2011.  These stock based compensation costs are consistent with fiscal year 2010.

– more –

Key Q1-11 Operating Metrics

Registered Buyers — At the end of Q1-11, registered buyers totaled approximately 1,461,000, representing a 16% increase over the approximately 1,255,000 registered buyers at the end of Q1-10.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 500,000 in Q1-11, an approximately 8% decrease over the approximately 541,000 auction participants in Q1-10, as a result of fewer transactions (see completed transactions below).

Completed Transactions — Completed transactions decreased to approximately 124,000, an approximately 2% decrease for Q1-11 from the approximately 126,000 completed transactions in Q1-10, as a result of an increase in average transaction size of approximately 38% from $741 in Q1-10 to $1,023 in Q1-11 due to our lotting strategies.

GMV and Revenue Mix — GMV continues to diversify due to the continued growth in our U.S. commercial business and state and local government business (the GovDeals.com marketplace).  As a result, the percentage of GMV derived from our DoD Contracts during Q1-11 decreased to 33.1% compared to 36.6% in the prior year period.  The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q1-11	Q1-10
Profit-Sharing Model:
Original Surplus Contract	—	2.3%
Scrap Contract	14.1%	15.5%
Total Profit Sharing	14.1%	17.8%
Consignment Model:
GovDeals	16.9%	20.1%
Commercial — US	26.6%	16.5%
Total Consignment	43.5%	36.6%
Purchase Model:
Commercial — US	21.0%	21.9%
New Surplus Contract	19.0%	18.8%
Commercial — International	1.4%	3.6%
Total Purchase	41.4%	44.3%

Other	1.0%	1.3%
Total	100.0%	100.0%

Revenue Mix

	Q1-11	Q1-10
Profit-Sharing Model:
Original Surplus Contract	—	3.2%
Scrap Contract	22.7%	22.2%
Total Profit Sharing	22.7%	25.5%
Consignment Model:
GovDeals	2.5%	2.5%
Commercial - US	6.3%	6.2%
Total Consignment	8.8%	8.7%
Purchase Model:
Commercial — US	33.9%	31.3%
New Surplus Contract	30.6%	26.9%
Commercial — International	2.3%	5.2%
Total Purchase	66.8%	63.4%

Other	1.7%	2.4%
Total	100.0%	100.0%

– more –

Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus interest income and other (expense), net; provision for income taxes; amortization of contract intangibles; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense and acquisition costs.

	Three Months Ended December 31,
	2010	2009
	(In thousands)
	(Unaudited)
Net income	$1,383	$2,940
Interest income and other (expense), net	21	14
Provision for income taxes	1,383	2,631
Amortization of contract intangibles	203	203
Depreciation and amortization	1,190	911

EBITDA	4,180	6,699
Stock compensation expense	2,216	1,736
Acquisition costs	4,695	—

Adjusted EBITDA	$11,091	$8,435

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock-based compensation expense and acquisition costs.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended December 31,
	2010	2009
	(Dollars in thousands, except per share data)
	(Unaudited)
Net income	$1,383	$2,940
Stock compensation expense (net of tax)	1,108	937
Acquisition costs (net of tax)	2,348	—

Adjusted net income	$4,839	$3,877

Adjusted basic earnings per common share	$.18	$.14

Adjusted diluted earnings per common share	$.17	$.14

Basic weighted average shares outstanding	27,207,288	27,539,308

Diluted weighted average shares outstanding	28,291,022	27,673,241

– more –

Conference Call

The Company will host a conference call to discuss the first quarter fiscal year 2011 results at 10 a.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 866-804-6921 or 857-350-1667 and providing the participant pass code 82496025. A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com.  An archive of the web cast will be available on the Company’s website for 30 calendar days ending March 2, 2011 at 11:59 p.m. ET.  An audio replay of the teleconference will also be available until March 2, 2011 at 11:59 p.m. ET.  To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 96978101.  Both replays will be available starting at 1:00 p.m. on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

– more –

Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and expected future effective tax rates.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; and our ability to successfully complete the integration of any acquired companies into our existing operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About LSI

Liquidity Services, Inc. (NASDAQ:LQDT) and its subsidiaries enable retailers, industrial corporations and government agencies to market and sell surplus assets quickly and conveniently using online marketplaces and value-added services. The Company, a member of the S&P SmallCap 600 Index, operates multiple global e-commerce marketplaces for surplus and salvage assets across the retail (Liquidation.com, UK-Liquidation.com), government (GovLiquidation.com, GovDeals.com) and capital assets (NetworkIntl.com, Liquibiz.com) sectors. Liquidity Services is based in Washington, D.C. and has approximately 700 employees. Additional information can be found at: www.liquidityservicesinc.com.

Contact:

Julie Davis

Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservicesinc.com

– more –

Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	December 31,	September 30,
	2010	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$48,525	$43,378
Short-term investments	32,947	33,405
Accounts receivable, net of allowance for doubtful accounts of $359 and $328 at December 31, 2010 and September 30, 2010, respectively	4,762	4,475
Inventory	18,687	17,321
Prepaid expenses, deferred taxes and other current assets	10,987	10,122
Total current assets	115,908	108,701
Property and equipment, net	7,822	6,781
Intangible assets, net	2,633	3,057
Goodwill	39,537	39,831
Other assets	6,532	6,534
Total assets	$172,432	$164,904
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,767	$8,605
Accrued expenses and other current liabilities	19,707	24,654
Profit-sharing distributions payable	6,372	5,596
Acquisition earn out payable	7,500	—
Customer payables	12,474	9,783
Total current liabilities	54,820	48,638
Deferred taxes and other long-term liabilities	2,015	3,892
Total liabilities	56,835	52,530
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 29,264,574 shares issued and 27,102,518 shares outstanding at December 31, 2010; 28,827,072 shares issued and 26,894,591 shares outstanding at September 30, 2010	27	27
Additional paid-in capital	91,393	85,517
Treasury stock, at cost	(21,884)	(18,343)
Accumulated other comprehensive loss	(5,140)	(4,645)
Retained earnings	51,201	49,818
Total stockholders’ equity	115,597	112,374
Total liabilities and stockholders’ equity	$172,432	$164,904

– more –

Liquidity Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended December 31,
	2010	2009

Revenue	$78,511	$65,313
Costs and expenses:
Cost of goods sold (excluding amortization)	32,939	26,950
Profit-sharing distributions	10,621	8,991
Technology and operations	13,324	12,086
Sales and marketing	6,015	4,647
General and administrative	6,737	5,940
Amortization of contract intangibles	203	203
Depreciation and amortization	1,190	911
Acquisition costs	4,695	—

Total costs and expenses	75,724	59,728

Income from operations	2,787	5,585
Interest income and other (expense), net	(21)	(14)

Income before provision for income taxes	2,766	5,571
Provision for income taxes	(1,383)	(2,631)

Net income	$1,383	$2,940

Basic earnings per common share	$0.05	$0.11

Diluted earnings per common share	$0.05	$0.11

Basic weighted average shares outstanding	27,207,288	27,539,308

Diluted weighted average shares outstanding	28,291,022	27,673,241

– more –

Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended December 31,
	2010	2009
Operating activities
Net income	$1,383	$2,940
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,393	1,114
Stock compensation expense	2,216	1,736
Provision for inventory allowance	(167)	(10)
Provision for doubtful accounts	31	40
Changes in operating assets and liabilities:
Accounts receivable	(316)	399
Inventory	(1,199)	(3,325)
Prepaid expenses and other assets	(865)	(815)
Accounts payable	162	149
Accrued expenses and other	2,553	2,758
Profit-sharing distributions payable	776	(145)
Customer payables	2,691	(1,078)
Other liabilities	(1,877)	(65)

Net cash provided by operating activities	6,781	3,698
Investing activities
Purchases of short-term investments	(6,131)	(18,147)
Proceeds from the sale of short-term investments	6,575	10,583
Increase in goodwill and intangibles	(21)	(59)
Purchases of property and equipment	(2,002)	(1,227)

Net cash used in investing activities	(1,579)	(8,850)
Financing activities
Principal repayments of capital lease obligations and debt	—	(14)
Repurchases of common stock	(3,541)	(5,085)
Proceeds from exercise of common stock options (net of tax)	2,396	76
Incremental tax benefit from exercise of common stock options	1,264	—

Net cash provided by (used in) financing activities	119	(5,023)
Effect of exchange rate differences on cash and cash equivalents	(174)	(223)

Net increase (decrease) in cash and cash equivalents	5,147	(10,398)
Cash and cash equivalents at beginning of period	43,378	33,538

Cash and cash equivalents at end of period	$48,525	$23,140
Supplemental disclosure of cash flow information
Cash paid for income taxes	$567	$463
Cash paid for interest	10	4
Assets acquired under capital leases	—	—
Contingent purchase price accrued	4,695	—